Exhibit 99.1

BabyUniverse, Inc. Appoints New Independent Auditor

          FORT LAUDERDALE, Oct. 5 /PRNewswire-FirstCall/ -- BabyUniverse, Inc. (Amex: BUN) today announced that Singer Lewak Greenbaum & Goldstein LLP (“Singer Lewak”), one of the largest California based regional  accounting firms and among the largest securities practices in the country, has been selected to replace Lieberman & Associates, P.A. (“Lieberman”) as BabyUniverse’s independent auditor, effective October 5, 2005.  The management of BabyUniverse notified Lieberman on October 5, 2005 of the Audit Committee’s decision to discontinue its engagement of Lieberman as BabyUniverse’s independent auditor.

          In connection with Lieberman’s audits and any subsequent interim reviews through October 5, 2005 there were no disagreements between Lieberman and BabyUniverse on any matter of accounting principles or practice, financial statement disclosure or auditing scope or procedure or any other reportable events requiring disclosure in accordance with Item 304 of Regulation S-K.  A copy of a letter from Lieberman agreeing with this is filed as an exhibit to BabyUniverse’s Current Report on Form 8-K filed with the SEC on October 5, 2005.

          “We appreciate Lieberman’s service to BabyUniverse, especially the valuable assistance provided during our recent initial public offering.” said John Textor, BabyUniverse’s Chairman and Chief Executive Officer.  “In light of our acquisition strategy, and the increased demands of our rapidly growing public company, the capacity, experience and geographic flexibility of Singer Lewak made this an easy decision.  Our shareholders should feel comfortable that this change in accounting firms represents a positive corporate governance initiative that is also supportive of our strategic and operating objectives.”

          About BabyUniverse, Inc.

          BabyUniverse, Inc. is a leading online retailer of brand name baby, toddler and maternity products in the United States.  Through its web sites, www.BabyUniverse.com and www.DreamTimeBaby.com, the Company offers more than 33,500 products from over 450 manufacturers.

          Special Note Regarding Forward-Looking Statements

          This press release contains forward-looking statements that involve risks and uncertainties relating to future events or our future financial performance.  These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those expressed or implied by such forward-looking statements. You are advised to consult further disclosures we may make on related subjects in our future filings with the Securities and Exchange Commission.

          In some cases, you can identify forward-looking statements by terminology such as “may,” “could,” “should,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of such terms or other comparable terminology.  These statements are only predictions.  Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

SOURCE BabyUniverse, Inc.
Web Site: http://www.BabyUniverse.com

Investor Relations Contact:	BPC Financial Marketing
John Baldissera
800-368-1217